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                                                                    EXHIBIT 23.5


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4, dated August 23, 1994) and related Joint Proxy Statement and Prospectus of Omega Healthcare Investors, Inc. and Health Equity Properties Incorporated and to the incorporation by reference therein of our report dated May 12, 1994, with respect to the consolidated financial statements of Sterling Health Care Centers, Inc. and subsidiaries as of December 31, 1993 and the six-months then ended included in Omega Healthcare Investors, Inc. Current Report on Form 8-K dated July 26, 1994, filed with the Securities and Exchange Commission.


                                                 Ernst & Young LLP


Charleston, West Virginia
August 22, 1994